UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2014

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

42 Longwater Drive, Norwell,
Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By letter dated March 26, 2014, John F. Kaslow, a director of Clean Harbors, Inc. (the “Company”), informed the Chairman of the Corporate Governance Committee of the Company’s Board of Directors that he has decided to retire from the Board, and not to stand for re-election. Mr. Kaslow’s current term as a Class I director will therefore expire at the Company’s annual meeting of shareholders, which is scheduled for June 18, 2014. Mr. Kaslow’s decision was not based on a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Kaslow, 81, served as a director of the Company from 1991 to 2005 and returned to the Board in February of 2007. He served for 20 years on the Board’s Audit Committee and for 17 years on the Board’s Corporate Governance Committee including, from 2010 through the end of 2013, as Chairman.  The Company is grateful for Mr. Kaslow’s many years of dedicated service.

The Corporate Governance Committee has nominated John R. Welch to stand for election for the board seat that will become vacant due to Mr. Kaslow’s retirement. Mr. Welch, currently a Senior Partner at McKinsey & Company, has served clients in a variety of industries for 29 years, primarily in the technology and industrial sectors. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum, and worked in the Municipal Lending Group at Bank of America.

The Company is disclosing this information in accordance with Item 5.02(b) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

March 31, 2014	/s/ James M. Rutledge
James M. Rutledge,
Vice Chairman, President and Chief Financial Officer